EXHIBIT 10.2

CABOT OIL & GAS CORPORATION PENSION PLAN

(As Amended and Restated Effective January 1, 2006)

SECOND AMENDMENT

WHEREAS, effective January 1, 1991, Cabot Oil & Gas Corporation (the “Company”) established the Cabot Oil & Gas Corporation Pension Plan and subsequently amended and restated the Plan, effective January 1, 2006 (the “Plan”); and

WHEREAS, effective as of January 16, 2008, the Company established the Cabot Oil & Gas Corporation Supplemental Employee Incentive Plan (the “SEIP”) in order to facilitate the Company’s ability to attract and retain talented employees and to mitigate possible concerns about the stability of employment relationships in a consolidating industry; and

WHEREAS, the SEIP expressly states that any benefit payable under the SEIP is and shall be characterized for all purposes as a retention bonus payment; and

WHEREAS, the Company does not intend for benefits paid under the SEIP to be included in the calculation of Compensation under the terms of the Plan;

NOW, THEREFORE, having reserved the right to amend the Plan pursuant to Section 10.1 thereof, the Company hereby amends Section 1.12 of the Plan effective April 23, 2008, by deleting the first paragraph thereof and replacing such first paragraph with the following:

The total non-deferred remuneration paid to an Employee by an Employer and, prior to January 1, 1991, by Cabot Corporation, for personal services which are rendered during the period considered as Service, as reported on the Participant’s Federal Income Tax Withholding Statement (Form W-2 or its subsequent equivalent) including salary, wages, overtime payments, annual, discretionary and sign-on bonuses, and any amounts by which an Employee’s normal remuneration is reduced pursuant to a voluntary salary reduction plan under Section 125 or 401(k) of the Code, but excluding any amounts contributed by or on behalf of an Employer to this Plan or any other employee benefit plan sponsored by the Employer, nondeductible moving expenses, disability pay (both short-term and long-term), severance pay (whether periodic or in a lump sum), any income arising from the exercise of a stock option or from the receipt of a restricted stock award, waiver benefits, taxable group term life insurance benefits, reimbursements, expense allowances, taxable fringe benefit payments, retention and relocation bonuses, any benefits payable or paid under the Cabot Oil & Gas Corporation Supplemental Employee Incentive Plan, and deductible payments under Code Section 105(h). The Compensation of an Employee as reflected on the books and records of the Employer shall be conclusive.

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, has caused this Amendment to be executed as of the 21st day of February, 2008, to become effective as of April 23, 2008.

CABOT OIL & GAS CORPORATION

By:	Abraham Garza

Title:	Vice President, Human Resources